 EXHIBIT 1A-6.2

LAND LEASE AGREEMENT PROPOSAL

This Ground lease Agreement (this “Agreement’’) is entered into as of the 15th day of August, 2024, (The effective date) by and between Elektros, Inc. (the “Tenant”) and Mr. Daniel Sellu an individual located at Gbu-Gbu village Gawola Town in the Tinkoko chiefdom Bo District in the southern part of Sierra Leone (“Landlord”) each tenant and landlord may be referred to in this agreement individually as a ‘party’ and collectively as the ‘parties’.

WHEREAS LANDLORD owns and desires to lease to tenant, and tenant desires to lease the site (as defined herein) and

WHEREAS LANDLORD and tenant wish to enter into this agreement for the lease of the site for use by tenant as per terms of this agreement.

Now, therefore for good and valuable consideration stated herein, the sufficiency of which is hereby acknowledged the parties agree as follows:

1. AGREEMENT TO LEASE: Landlord agrees to lease to tenant and tenant agrees to lease from Landlord, according to the terms and conditions set forth herein, in this agreement.

2. PURPOSE: the site may be used and occupied only for the following purpose (permitted use) the LITHIUM mining operation (stones) and management of a multi-family (workers) residential apartment if needed.

Nothing herein shall give tenant the right to use the site for any other purpose without the prior written consent of the landlord.

3. TERM: This agreement will be for thirteen (13) years beginning of August 19, 2024, and end August 19, 2037 (The term) the parties hereto may elect to extend this agreement upon such terms and conditions may be agreed upon in writing and signed by the parties at the time of any such extension.

4. RENT: tenant will pay landlord rent for the lease agreement upfront for the period of Thirteen (13) years before the tenant enjoyed any facilities or operation on the said land and henceforth the landlord and tenant agreement entered and payment has been made and the landlord acknowledged receipt, then the agreement become valid.

5. COST PRICE PER ACRES: Eight acres will be leased for total of twenty thousand united states dollar ($20,000 USD), as has been agreed. The cost price by acre has been agreed upon by both parties with the sum of Two Thousand Five Hundred United States Dollars ($2,500 USD) per acre.

Tenant shall remit an initial payment of ($2,500 USD) upon the execution of this Agreement. The remaining balance of ($17,500 USD) shall be due and payable no later than ninety (90) days from the effective date of this Agreement.

6. LOCATION: this said land is located in the Tikonko chiefdom of Bo District the village called Gawola and the mining stones site algo called Gbu-gbu site just six (6mls) miles away from the second capital city of Sierra Leone.

7. TERMINATION: Tenant may terminate this agreement at any time, without liability, by providing written notice to the landlord. Termination shall be effective immediately upon delivery of notice, allowing Tenant to withdraw from all obligations under this agreement without any further duties, penalties, or compensation owed to the landlord.

8. COOPERATE SOCIAL RESPONSIBILITIES

From the outcome of the mining operation warranted the financier or lessor shall render the following assistance:

a. The rehabilitation of the court barray in the Gawula town.
b. Rehabilitation of schools
c. Maintenance of roads, mosques, and safe drinking water
d. Creation of job facilities for the youths
e. Assistance of the youths for recreational facilities such as sports

8. The landlord hereby agreed with the financier or lessor not accept or acknowledge or receive financial or other support from any whatever other than the financier or lessor, in respect of the area allocated to Tenant during the thirteen (13) years period.

a. Not to do or allow cause to be done any act or thing that will hinder or obstruct mining operation to the said mining site.
b. That the lessor or subject to the fulfilment of the condition in clause five (5) of this agreement (in relation to the payment of the leased rents) shall have full right to mining explore what so ever minerals deposit (if any) contained or discovered in and around the above mentioned land.
- That any machinery, mining equipment and structures provided by the lessor shall at all times remain the property of the lessor and may be removed by the lessor at any time before, during or after the operation without any let or hindrance from the landholders.
- That the lessor or financier shall undertake certain developmental and welfare orientated programs for the village or landlord,

This agreement shall remain in force from the date of the payment of twenty thousand united states dollar (USD $20,000) herein first mentioned in paragraph (5) for a period of thirteen (13) years the financier or lessor shall be at the liberty or right renew the same if it so desires to do such with the consent of the landholder or landlord at the same time.

The financier or lessor shall be at liberty to terminate the agreement before the expiration of the term agreed therein for any reason (s) whatsoever reason within themselves not to be favorable in nature.

In the case of this termination, the financier or lessor shall give 30 day notice to the landlord to allow the financier or lessor to remove all equipment, machinery, vehicles and all items brought to the site by the financier or lessor.

In witness whereof the parties have heard unto place their hands and seals in the day and years first mentioned above.

Mr. Daniel Sellu (Landlord)
Signature:_____________________________________________

Elektros, Inc. (Tenant)
Shlomo Bleier, CEO
Signature: /s/ Shlomo Bleier